Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated November 10, 2025 relating to the financial statements of Comtech Telecommunications Corp. and the effectiveness of Comtech Telecommunications Corp.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Comtech Telecommunications Corp. for the year ended July 31, 2025. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Jericho, New York
March 23, 2026